Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER
FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 25, 2023 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the fourth quarter ended December 31, 2022. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, January 26, 2023.

Chairman and Chief Executive Officer, David R. Parker, commented: “Fourth quarter earnings were $0.81 per diluted share and non-GAAP adjusted earnings were $1.37 per diluted share. The primary difference between the two relates to an early lease abandonment and disposal charge and excess equipment expense discussed in further detail below (the “Equipment Adjustment”).

“For 2022, we generated over $1.0 billion in freight revenue, the highest annual earnings per share in our history, and a 15.3% return on average invested capital. We were also successful in acquiring AAT, repurchasing 3.4 million or approximately 20% of outstanding common stock, and for the first time in Company history distributing four quarterly dividend payments, all while maintaining moderately low debt.

“Despite these unprecedented achievements, our fourth quarter results undoubtedly reflect sequential softening in the freight market, continued inflationary pressure and the cost of significant excess equipment. While we anticipate improved equipment related costs in 2023, we believe the freight market, as a combination of freight rates and volumes, will remain unfavorable compared to the prior year for the next several quarters.

“Our asset-based segments, Expedited and Dedicated, contributed approximately 67% of total revenue, 19% of operating income, 62% of total freight revenue, and 59% of adjusted operating income in the quarter. Our Expedited segment grew revenue and improved adjusted margins compared to the fourth quarter last year. Our Dedicated segment produced comparable revenue and improved adjusted margins year over year. We continue to work to improve the durability of contracts in these segments to lower volatility across economic and freight cycles.

“Our asset-light segments, Managed Freight and Warehousing, contributed approximately 33% of total revenue, 81% of operating income, 38% of total freight revenue, and 41% of adjusted operating income in the quarter and combined to generate comparable margins and returns.  Managed Freight continued to exceed our expectations through strong execution and effective coordination with our Expedited and Dedicated segments. Warehousing was able to grow revenue through new customer startups but had diminished margins primarily due to incremental cost headwinds associated with new customer startups and investments in capacity for future growth in this segment.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $3.9 million, or $0.21 per share, compared to $5.2 million, or $0.23 per share, in the 2021 quarter. The reduced contribution from TEL experienced in the quarter was a result of a increased depreciation taken on certain used high-mileage tractors. This adjustment at TEL is related to similar make and model year equipment but is separate from the Equipment Adjustment. We anticipate sequential improvement to TEL’s results in the first quarter of 2023.”
A summary of our fourth quarter financial performance:

	Three Months Ended December 31,		Year Ended December 31,
($000s, except per share information)	2022	2021	2022	2021
Total Revenue	$296,057	$294,228	$1,216,858	$1,046,003
Freight Revenue, Excludes Fuel Surcharge	$255,327	$267,022	$1,046,396	$949,913
Operating Income	$10,904	$18,237	$120,682	$67,162
Adjusted Operating Income (1)	$22,010	$18,824	$97,244	$71,205
Operating Ratio	96.3%	93.8%	90.1%	93.6%
Adjusted Operating Ratio (1)	91.4%	93.0%	90.7%	92.5%
Net Income	$11,504	$17,732	$108,682	$60,731
Adjusted Net Income (1)	$19,522	$18,169	$90,543	$61,287
Earnings per Diluted Share	$0.81	$1.05	$7.00	$3.57
Adjusted Earnings per Diluted Share (1)	$1.37	$1.07	$5.84	$3.61

(1) Represents non-GAAP measures.

Equipment Adjustment
In an effort to improve our driver experience, service and operating cost, we made the decision earlier in the year to aggressively reduce the average age of our equipment. We did this through the combination of acquiring additional unbudgeted trucks in the fourth quarter and increasing our original tractor order for 2023. During the fourth quarter we made significant progress on the plan but incurred unusual expense from two items: (i) an early lease abandonment and disposal charge and (ii) excess equipment due to delivery of a large number of new tractors combined with delays in removing existing leased tractors from operations. Overall, we are pleased to be taking delivery of new units and exiting older, less efficient units, which will reduce our average fleet age and improve operating efficiency.  Nevertheless, the fourth quarter cost was significant. The excess equipment is excluded from our operating statistics. The early lease abandonment and disposal charge relates to tractors pulled from operations during the fourth quarter, which have been the source of significant operational headwinds throughout the year due to poor fuel economy, unusually high maintenance costs and elevated down time. Because we have no intended future use for these units, we have abandoned the right of use asset associated with the leases, which extend through the fourth quarter of 2023. The charge reflects the current period costs, the write down of the remaining right of use asset, plus the estimated cost of refurbishment and turn-in. The combination of these two factors resulted in the following incremental expense in the period:

Lease abandonment and disposal expense	$7.5 million
Excess equipment expense	$2.5 million

The pre-tax financial impact of the items outlined above negatively impacted our fourth quarter results. However, we believe the future benefits of improved fuel economy, utilization and maintenance costs will outweigh this cost.

Truckload Operating Data and Statistics

	Three Months Ended December 31,		Year Ended December 31,
($000s, except statistical information)	2022	2021	2022	2021
Combined Truckload
Total Revenue	$198,339	$169,674	$815,710	$661,604
Freight Revenue, excludes Fuel Surcharge	$157,911	$142,670	$646,559	$566,213
Operating Income	$2,094	$6,855	$81,639	$31,707
Adj. Operating Income (1)	$12,906	$7,149	$57,024	$33,804
Operating Ratio	98.9%	96.0%	90.0%	95.2%
Adj. Operating Ratio (1)	91.8%	95.0%	91.2%	94.0%
Average Freight Revenue per Tractor per Week	$5,417	$4,732	$5,388	$4,509
Average Freight Revenue per Total Mile	$2.53	$2.24	$2.45	$2.07
Average Miles per Tractor per Period	28,116	27,805	114,636	113,485
Weighted Average Tractors for Period	2,218	2,294	2,301	2,408

Expedited
Total Revenue	$114,479	$85,924	$452,713	$337,063
Freight Revenue, excludes Fuel Surcharge	$90,364	$71,782	$355,360	$289,350
Operating Income	$5,972	$5,585	$60,552	$33,064
Adj. Operating Income (1)	$10,334	$5,585	$45,927	$33,064
Operating Ratio	94.8%	93.5%	86.6%	90.2%
Adj. Operating Ratio (1)	88.6%	92.2%	87.1%	88.6%
Average Freight Revenue per Tractor per Week	$7,639	$6,557	$7,604	$6,498
Average Freight Revenue per Total Mile	$2.39	$2.06	$2.32	$1.97
Average Miles per Tractor per Period	42,073	41,925	170,925	172,080
Weighted Average Tractors for Period	900	833	896	854

Dedicated
Total Revenue	$83,860	$83,750	$362,997	$324,541
Freight Revenue, excludes Fuel Surcharge	$67,547	$70,888	$291,199	$276,863
Operating Income (Loss)	$(3,878)	$1,270	$21,087	$(1,357)
Adj. Operating Income(1)	$2,572	$1,564	$11,097	$740
Operating Ratio	104.6%	98.5%	94.2%	100.4%
Adj. Operating Ratio (1)	96.2%	97.8%	96.2%	99.7%
Average Freight Revenue per Tractor per Week	$3,899	$3,692	$3,975	$3,417
Average Freight Revenue per Total Mile	$2.76	$2.46	$2.63	$2.19
Average Miles per Tractor per Period	18,586	19,755	78,728	81,284
Weighted Average Tractors for Period	1,318	1,461	1,405	1,554

(1) Represents non-GAAP measures.

Combined Truckload Revenue
Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 16.9%, to $198.3 million, while averaging 76 fewer tractors, compared to 2021. The revenue increase consisted of $15.2 million higher freight revenue and $13.4 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 14.5% increase in average freight revenue per tractor, offset by a 3.3% decrease in the average operating fleet size.  The fleet reduction is largely attributable to exiting unprofitable business within our Dedicated fleet.”

Expedited Truckload Revenue
Mr. Bunn added, “Freight revenue in our Expedited segment increased $18.6 million, or 25.9%. Average total tractors increased by 67 units or 8.0% to 900, compared to 833 in the prior year quarter. The increase in tractors was attributable to the acquisition of AAT in the first quarter of the year and the increased ability to recruit and onboard qualified drivers. Average freight revenue per tractor per week increased 16.5% as a result of significant FEMA freight hauled in October related to hurricane Ian and the addition of AAT during the first quarter of 2022.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment decreased $3.3 million, or 4.7%. Average total tractors decreased by 143 units or 9.8% to 1,318, compared to 1,461 in the prior year quarter. The decrease in tractors was attributable to the exit of unprofitable business during the year.  Average freight revenue per tractor per week increased 5.6%.”

Combined Truckload Operating Expenses
Mr. Bunn continued, “Our truckload operating cost per total mile increased 59 cents or 23.1%. Of this amount, approximately 16 cents related to the Equipment Adjustment and 19 cents is related to increased fuel costs (before netting increased fuel surcharge recovery revenue, which is reflected in adjusted cost per mile). The remainder was largely due to increases in salaries and wages, operations and maintenance, and insurance expense. On a non-GAAP or adjusted basis, our truckload operating cost per total mile increased approximately 20 cents or 9.2%.

“Salaries, wages and related expense increased year-over-year $6.6 million on an absolute basis and 13 cents on a per total mile basis. Driver pay and related benefits comprised approximately 70% of the increase, while non-driver pay and related benefits comprised the remaining 30%.

“Operations and maintenance related expense increased year-over-year by $3.0 million, or 5 cents per total mile, compared to the 2021 quarter. The combination of the increased average age of our equipment, combined with general inflationary costs of tires, parts and maintenance activities and increased overage, shortage, and damage expense all contributed to the increase.  Going forward, as we execute our equipment replacement plan and the average age of our fleet is reduced, we anticipate improvements to these results.

“Insurance related expense increased year-over-year by $3.7 million, or 6 cents per total mile, compared to the 2021 quarter primarily due to the unfavorable development of a small number of prior period claims, as well as claims experience during the current quarter.

“Gain on sale of equipment increased to $1.0 million in the quarter, compared to $0.1 million in the prior year.”

Managed Freight Segment

	Three Months Ended December 31,		Year Ended December 31,
($000s)	2022	2021	2022	2021
Freight Revenue	$76,171	$108,132	$320,985	$321,236
Operating Income	$8,795	$10,952	$36,858	$32,461
Adj. Operating Income (1)	$8,830	$10,988	$36,999	$32,986
Operating Ratio	88.5%	89.9%	88.5%	89.9%
Adj. Operating Ratio (1)	88.4%	89.8%	88.5%	89.7%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 29.6%, from the prior year quarter. Operating income and adjusted operating income declined 20.0% compared to the fourth quarter of 2021. Managed Freight’s reduced freight revenue is attributable to reduced volumes of overflow freight from both Expedited and Dedicated truckload operations which was at an all-time high during the fourth quarter 2021. Revenue and operating income in this segment are expected to fluctuate with changes in the freight market and our percentage of contracted versus non-contracted freight.”

Warehousing Segment

	Three Months Ended December 31,		Year Ended December 31,
($000s)	2022	2021	2022	2021
Freight Revenue	$21,245	$16,220	$78,852	$62,464
Operating Income	$15	$430	$2,185	$2,994
Adj. Operating Income (1)	$274	$687	$3,221	$4,415
Operating Ratio	99.9%	97.4%	97.3%	95.3%
Adj. Operating Ratio (1)	98.7%	95.8%	95.9%	92.9%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 31.0% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year. Operating income and adjusted operating income for the Warehousing segment decreased $0.4 million compared to the fourth quarter of 2021. The year-over-year decline in profitability with this segment is largely attributable to temporary incremental costs associated with new startup business and the costs of securing additional unoccupied leased space in key locations, which is consistent with our longer-term growth strategy. Over time, we anticipate margins in this segment to normalize in the mid to high single digits.”

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At December 31, 2022, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $17.9 million to approximately $46.4 million as compared to December 31, 2021. In addition, our net indebtedness to total capitalization increased to 10.9% at December 31, 2022 from 7.5% at December 31, 2021.

The increase in net indebtedness is primarily attributable to the base purchase price paid for the acquisition of AAT in the amount of $38.5 million, the repurchase of approximately 3.4 million shares under our stock repurchase programs for $84.8 million, net capital expenditures of $47.5 million and dividend payments of $4.3 million, offset by cash flows from operations.

“At December 31, 2022, we had cash and cash equivalents totaling $68.7 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $23.9 million, and available borrowing capacity of $86.1 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of December 31, 2022, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment through December 31, 2022, used $47.5 million as compared to proceeds of $8.8 million for the prior year period. At the end of the quarter, we had $6.0 million in assets held for sale that we anticipate disposing within twelve months. The average age of our tractors has sequentially declined from the third quarter by three months to 26 months and is expected to continue to decline throughout 2023 as we normalize the average age of our fleet.

“Our baseline expectation for net capital expenditures in 2023 is $75 million to $85 million, which includes a range of $87 million to $97 million for revenue generating equipment offset by cash proceeds on the sale of a terminal of approximately $12 million, net of transaction costs. Our capital investment plan reflects our priorities of improving operational uptime, lowering operating costs, and maintaining a driver-friendly fleet. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.

“Based on our current capital structure and expected 2023 net capital expenditures, we believe we have substantial flexibility to continue to repurchase stock, declare quarterly dividends and evaluate other capital allocation alternatives.”

Subsequent Event: Real Estate Sale

On January 13, 2023, the Company sold a Tennessee based terminal property for approximately $12 million in cash net of transaction costs and expects to record a pretax gain on sale of property of approximately $8 million in the first quarter of 2023.

Outlook

Mr. Parker concluded, “2022 was a remarkable year for Covenant, and I’m very proud of what our team has accomplished. Our results were in part the product of an exceptional freight market in the first half of the year and in part the result of an intentional, multi-year effort to evolve toward a less cyclical business model. We cannot eliminate the impact of economic and freight market cycles, but we view our 2022 results as incremental progress toward delivering solid, more consistent returns for our stockholders.

“As we look toward 2023, we anticipate a very difficult freight environment for at least the first half of the year which could compress rates and margins when compared to 2022.  However, we believe our more resilient operating model, together with the steps we are taking to reduce costs and inefficiencies, will mitigate a portion of our historical volatility throughout economic and freight market cycles.  Overall, I am pleased with our current position, which features a de-leveraged balance sheet, strong liquidity and a reduction of approximately 20% of the shares outstanding compared to a year ago. We will remain focused on growing our market share, continuing to improve our operations, and becoming a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information

The Company will host a live conference call tomorrow, January 26, 2023, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as  key  measures  of  profitability.  Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to expected cost inflation, expected freight demand, volume, and rates, future Dedicated and Expedited contracts, growth in the Warehousing segment, as well as margins in the Warehousing segment, future results of TEL, future revenue, operating income, and operating expenses, future availability and covenant testing under our ABL credit facility, expected fleet age, operating efficiency, and  cost, net capital expenditures, capital allocation alternatives, progress toward our strategic goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2022	2021	% Change	2022	2021	% Change
Freight revenue	$255,327	$267,022	(4.4%)	$1,046,396	$949,913	10.2%
Fuel surcharge revenue	40,730	27,206	49.7%	170,462	96,090	77.4%
Total revenue	$296,057	$294,228	0.6%	$1,216,858	$1,046,003	16.3%
Operating expenses:
Salaries, wages, and related expenses	101,295	91,637		402,276	350,246
Fuel expense	39,954	28,273		166,410	103,641
Operations and maintenance	18,803	15,323		79,051	59,269
Revenue equipment rentals and purchased transportation	81,343	106,358		325,624	331,685
Operating taxes and licenses	3,213	2,667		11,931	10,899
Insurance and claims	14,794	10,350		50,547	38,788
Communications and utilities	1,662	1,233		5,385	4,558
General supplies and expenses	9,346	7,701		37,762	29,673
Depreciation and amortization	15,778	12,565		57,512	53,881
Gain on disposition of property and equipment, net	(1,035)	(116)		(40,322)	(3,799)
Total operating expenses	285,153	275,991		1,096,176	978,841
Operating income	10,904	18,237		120,682	67,162
Interest expense, net	827	616		3.083	2,791
Income from equity method investment	(3,931)	(5,210)		(25,193)	(14,782)
Income from continuing operations before income taxes	14,008	22,831		142,792	79,153
Income tax expense	2,729	5,099		34,860	20,962
Income from continuing operations	11,279	17,732		107,932	58,191
Income from discontinued operations, net of tax	225	-		750	2,540
Net income	$11,504	$17,732		$108,682	$60,731
Basic earnings per share
Income from continuing operations	$0.83	$1.06		$7.19	$3.46
Income from discontinued operations	$0.02	$-		$0.05	$0.15
Net income	$0.85	$1.06		$7.24	$3.61
Diluted earnings per share
Income from continuing operations	$0.79	$1.05		$6.95	$3.42
Income from discontinued operations	$0.02	$-		$0.05	$0.15
Net income	$0.81	$1.05		$7.00	$3.57
Basic weighted average shares outstanding (000s)	13,544	16,718		15,006	16,803
Diluted weighted average shares outstanding (000s)	14,205	16,974		15,524	17,020

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2022	2021	% Change	2022	2021	% Change
Expedited - Truckload	$90,364	$71,782	25.9%	$355,360	$289,350	22.8%
Dedicated - Truckload	67,547	70,888	(4.7%)	291,199	276,863	5.2%
Combined Truckload	157,911	142,670	10.7%	646,559	566,213	14.2%
Managed Freight	76,171	108,132	(29.6%)	320,985	321,236	(0.1%)
Warehousing	21,245	16,220	31.0%	78,852	62,464	26.2%
Consolidated Freight Revenue	$255,327	$267,022	(4.4%)	$1,046,396	$949,913	10.2%

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Average freight revenue per loaded mile	$2.86	$2.53	13.0%	$2.77	$2.33	18.9%
Average freight revenue per total mile	$2.53	$2.24	12.9%	$2.45	$2.07	18.4%
Average freight revenue per tractor per week	$5,417	$4,732	14.5%	$5,388	$4,509	219.5%
Average miles per tractor per period	28,116	27,805	1.1%	114,636	113,485	1.0%
Weighted avg. tractors for period	2,218	2,294	(3.3%)	2,301	2,408	(4.4)%
Tractors at end of period	2,138	2,294	(6.7%)	2,138	2,291	(6.7)%
Trailers at end of period	5,367	5,331	0.7%	5,367	5,331	0.7%

	Selected Balance Sheet Data
($s in '000's, except per share data)	12/31/2022	12/31/2021
Total assets	$796,645	$651,662
Total stockholders' equity	$377,128	$349,699
Total indebtedness, comprised of total debt and finance leases, net of cash	$46,356	$28,473
Net Indebtedness to Capitalization Ratio	10.9%	7.5%
Leverage Ratio(1)	0.34	0.24
Tangible book value per end-of-quarter basic share	$19.97	$17.10
(1) Leverage Ratio is calculated as ending total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2022	2021	bps Change	2022	2021	bps Change
Total revenue	$296,057	$294,228		$1,216,858	$1,046,003
Total operating expenses	285,153	275,991		1,096,176	978,841
Operating income	$10,904	$18,237		$120,682	$67,162
Operating ratio	96.3%	93.8%	250	90.1%	93.6%	(350)

Non-GAAP Presentation	2022	2021	bps Change	2022	2021	bps Change
Total revenue	$296,057	$294,228		$1,216,858	$1,046,003
Fuel surcharge revenue	(40,730)	(27,206)		(170,462)	(96,090)
Freight revenue (total revenue, excluding fuel surcharge)	255,327	267,022		1,046,396	949,913

Total operating expenses	285,153	275,991		1,096,176	978,841
Adjusted for:
Fuel surcharge revenue	(40,730)	(27,206)		(170,462)	(96,090)
Amortization of intangibles (2)	(1,121)	(587)		(4,306)	(4,043)
Gain on disposal of terminals, net	-	-		38,542	-
Contingent consideration liability adjustment	-	-		(813)	-
Abandonment and excess revenue equipment	(9,985)	-		(9,985)	-
Adjusted operating expenses	233,317	229,020		949,152	878,708
Adjusted operating income	22,010	21,235		97,244	71,205
Adjusted operating ratio	91.4%	91.5%	(160)	90.7%	92.5%	(180)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP Presentation - Net income	$11,504	$17,732	$108,682	$60,731
Adjusted for:
Amortization of intangibles (2)	1,121	587	4,306	4,043
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	(300)	-	(1,000)	(3,411)
Gain on disposal of terminal, net	-	-	(38,542)	-
Contingent consideration liability adjustment	-	-	813	-
Abandonment and excess revenue equipment	9,985	-	9,985	-
Total adjustments before taxes	10,806	587	(24,438)	632
Provision for income tax expense at effective rate	(2,788)	(150)	6,299	76
Tax effected adjustments	$8,018	$437	$(18,139)	$556
Non-GAAP Presentation - Adjusted net income	$19,522	$18,169	$90,543	$61,287

GAAP Presentation - Diluted earnings per share ("EPS")	$0.81	$1.05	$7.00	$3.57
Adjusted for:
Amortization of intangibles (2)	0.08	0.03	0.28	0.24
Discontinued operations reversal of loss contingency(3)	(0.02)	-	(0.06)	(0.20)
Gain on sale of terminal, net	-	-	(2.48)	-
Contingent consideration liability adjustment	-	-	0.05	-
Abandonment and excess revenue equipment	0.70		0.64	-
Total adjustments before taxes	0.76	0.03	(1.57)	0.04
Provision for income tax expense at effective rate	(0.20)	(0.01)	0.41	-
Tax effected adjustments	$0.56	$0.02	$(1.16)	$0.04
Non-GAAP Presentation - Adjusted EPS	$1.37	$1.07	$5.84	$3.61

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended December 31,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$114,479	$83,860	$198,339	$76,171	$21,547	$85,924	$83,750	$169,674	$108,132	$16,422
Total operating expenses	108,507	87,738	$196,245	$67,376	21,532	80,339	82,480	162,819	97,180	15,992
Operating income (loss)	$5,972	$(3,878)	$2,094	$8,795	$15	$5,585	$1,270	$6,855	$10,952	$430
Operating ratio	94.8	104.6%	98.9%	88.5%	99.9%	93.5%	98.5%	96.0%	89.9%	97.4%

Non-GAAP Presentation
Total revenue	$114,479	$83,860	$198,338	$76,171	$21,547	$85,924	$83,750	$169,674	$108,132	$16,422
Fuel surcharge revenue	(24,115)	(16,313)	(40,428)	-	(302)	(14,142)	(12,862)	(27,004)	-	(202)
Freight revenue (total revenue, excluding fuel surcharge)	90,364	67,547	157,911	76,171	21,245	71,782	70,888	142,670	108,132	16,220

Total operating expenses	108,507	87,738	196,245	67,376	21,532	80,339	82,480	162,819	97,180	15,992
Adjusted for:
Fuel surcharge revenue	(24,115)	(16,313)	(40,428)	-	(302)	(14,142)	(12,862)	(27,004)	-	(202)
Amortization of intangibles (2)	(533)	(294)	(827)	(35)	(259)	-	(294)	(294)	(36)	(257)
Abandonment of revenue equipment	(3,829)	(6,156)	(9,985)	-	-	-	-	-	-	-
Adjusted operating expenses	80,030	64,975	145,005	67,341	20,971	66,197	69,324	135,521	97,144	15,533
Adjusted operating income (loss)	10,334	2,572	12,906	8,830	274	5,585	1,564	7,149	10,988	687
Adjusted operating ratio	88.6%	96.2%	91.8%	88.4%	98.7%	92.2%	97.8%	95.0%	89.8%	95.8%

	Year Ended December 31,
GAAP Presentation	2022					2021
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$452,713	$362,997	$815,710	$320,985	$80,163	$337,063	$324,541	$661,604	$321,236	$63,163
Total operating expenses	392,161	$341,910	$734,071	$284,127	$77,978	$303,999	$325,898	$629,897	$288,775	$60,169
Operating income (loss)	$60,552	$21,087	$81,639	$36,858	$2,185	$33,064	$(1,357)	$31,707	$32,461	$2,994
Operating ratio	86.6%	94.2%	90.0%	88.5%	97.3%	90.2%	100.4%	95.2%	89.9%	95.3%

Non-GAAP Presentation
Total revenue	$452,713	$362,997	$815,710	$320,985	$80,163	$337,063	$324,541	$661,604	$321,236	$63,163
Fuel surcharge revenue	(97,353)	(71,798)	$(169,151)	-	(1,311)	(47,713)	(47,678)	(95,391)	-	(699)
Freight revenue (total revenue, excluding fuel surcharge)	335,360	291,199	646,559	320,985	78,852	289,350	276,863	566,213	321,236	62,464

Total operating expenses	392,161	341,910	734,071	284,127	77,978	303,999	325,898	629,897	288,775	60,169
Adjusted for:
Fuel surcharge revenue	(97,353)	(71,798)	(169,151)	-	(1,311)	(47,713)	(47,678)	(95,391)	-	(699)
Amortization of intangibles (2)	(1,956)	(1,173)	(3,129)	(141)	(1,036)	-	(2,097)	(2,097)	(525)	(1,421)
Gain on disposal of terminals, net	21,223	17,319	38,542	-	-	-	-	-	-	-
Contingent consideration liability adjustment	(813)	-	(813)	-	-	-	-	-	-	-
Abandonment and excess revenue equipment	(3,829)	(6,156)	(9,985)	-	-	-	-	-	-	-
Adjusted operating expenses	309,433	280,102	589,535	283,986	75,631	256,286	276,123	532,409	288,250	58,049
Adjusted operating income (loss)	45,927	11,097	57,024	36,999	3,221	33,064	740	33,804	32,986	4,415
Adjusted operating ratio	87.1%	96.2%	91.2%	88.5%	95.9%	88.6%	99.7%	94.0%	89.7%	92.9%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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